Exhibit 10.2

CONVEYANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This CONVEYANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of September 1, 2005 is made by and between Terra Nitrogen Corporation, a Delaware corporation (the “Company”), and Terra Nitrogen GP Inc., a Delaware corporation (“New GP”).

W I T N E S S E T H

WHEREAS, the Company holds a 0.025/99ths general partner interest represented by 4,720 General Partner Units (the “MLP GP Interest”) in Terra Nitrogen Company, L.P., a Delaware limited partnership (the “Partnership”), and serves as the sole general partner of the Partnership; and

WHEREAS, the Company holds (i) a 0.025% general partner interest (the “OLP GP Interest”) in Terra Nitrogen, Limited Partnership, a Delaware Limited Partnership (the “Operating Partnership”), and serves as the sole general partner of the Operating Partnership; and

WHEREAS, the Company desires to transfer the MLP GP Interest and the OLP GP Interest to New GP, and New GP desires to assume the role of successor general partner of (i) the Partnership under the First Amended and Restated Agreement of Limited Partnership, dated as of the date hereof (the “MLP Partnership Agreement”) and (ii) the Operating Partnership under its Amended and Restated Agreement of Limited Partnership, dated as of the date hereof (the “OLP Partnership Agreement”); and

WHEREAS, Section 11.2 of the MLP Partnership Agreement allows the Company to transfer the MLP GP Interest to New GP, subject to the receipt of an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner of the Partnership or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes; and

WHEREAS, Section 11.2(b) of the MLP Partnership Agreement provides that any transferee of the MLP GP Interest pursuant to Section 11.2 who is proposed as successor general partner of the Partnership shall automatically be admitted to the Partnership as successor general partner of the Partnership; and

WHEREAS, Section 10.2 of the OLP Partnership Agreement allows the Company to transfer the OLP GP Interest to New GP, subject to the receipt of an opinion of counsel that such transfer would not result in the loss of limited liability of the limited partners of the Operating Partnership or cause the Operating Partnership to be taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes; and

WHEREAS, Section 10.2 of OLP Partnership Agreement provides that any transferee of the OLP GP Interest pursuant to Section 10.2 who is proposed as successor general partner of the

Operating Partnership shall automatically be admitted to the relevant Operating Partnership as successor general partner of such Operating Partnership.

WHEREAS, the Company proposes to transfer the OLP GP Interest and MLP GP Interest (collectively, the “GP Interests”) to New GP and that New GP be admitted immediately prior to such transfer as general partner of the Operating Partnership and Partnership.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Transfer and Assignment of GP Interests. The Company hereby grants, bargains, conveys, assigns, transfers and delivers the GP Interests to New GP, and its successors and assigns, and New GP hereby accepts such GP Interests, in exchange for $395,000, at and as of the date hereof.

2. Transfer and Assignment of Incentive Distribution Rights. New GP hereby grants, bargains, conveys, assigns, transfers and delivers the right of New GP to the proceeds of any and all distributions it may receive under the allocation specifically to the “General Partner” in Sections 5.4 (D), (E) or (F) of the MLP Partnership Agreement (i.e. 13/99ths of all cash distributed under Section 5.4(D), 23/99ths of all cash distributed under Section 5.4(E) and 48/99ths of all cash distributed under Section 5.4(F), the “Incentive Distribution Rights”) to the Company and its successors and assigns, and the Company hereby accepts such Incentive Distribution Rights.

3. Assumption of General Partner Status. New GP accepts and agrees to duly and timely pay, perform and discharge the rights, duties and obligations of general partner of the Partnership and all of the terms and conditions of the MLP Partnership Agreement in accordance with Section 11.2 of the MLP Partnership Agreement, and New GP agrees to serve as general partner of the Partnership and to be bound by the MLP Partnership Agreement, as it may be further amended. New GP accepts and agrees to duly and timely pay, perform and discharge the rights, duties and obligations of general partner of the Operating Partnership and all of the terms and conditions of the OLP Partnership Agreement in accordance with Section 10.2 of the OLP Partnership Agreement, and New GP agrees to serve as general partner of the Operating Partnership and to be bound by the OLP Partnership Agreement, as it may be further amended.

4. Assumption of Liabilities. As consideration for the grant, bargain, conveyance, assignment, transfer and delivery made under Section 1 hereof New GP assumes and agrees to duly and timely pay, perform and discharge all liabilities and obligations of the Operating Partnership and the Partnership to the full extent (and only to the extent) that the Company, as general partner of the Operating Partnership and Partnership, respectively, has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge such liabilities and obligations. (the “Liabilities”). New GP hereby agrees to indemnify, defend and hold harmless the Company, its successors and assigns, of and from any and all costs, liabilities and expense, including court costs and attorneys fees, arising from or connected with the Liabilities hereby assumed.

5. Further Assurances. The parties hereto hereby each covenant and agree that, at any time and from time to time after the delivery of this Agreement, at the other party’s request and expense, each party, its successors and assigns, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the other party reasonably may require to more effectively grant, convey, assign, transfer, set over to or vest in New GP the GP Interests, or to better enable New GP to realize upon or otherwise enjoy the GP Interests, to effect the assumption by New GP of the Liabilities or to otherwise carry into effect the intent and purposes of this Agreement.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

7. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first written above.

TERRA NITROGEN CORPORATION

By:	/s/ FRANCIS G. MEYER
Name:	Francis G. Meyer
Title:	Vice President

TERRA NITROGEN GP INC.

By:	/s/ MARK A. KALAFUT
Name:	Mark A. Kalafut
Title:	Vice President, General Counsel and Corporate Secretary

CONVEYANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT